Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS FOURTH-QUARTER 2012 FINANCIAL RESULTS

Sets Date for Annual Meeting

CHARLOTTE, NC, March 12, 2013 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal fourth quarter ended December 23, 2012.

Financial results are being presented on a continuing operations basis, excluding the discontinued FSX and logistics operations.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarter Ended
(in millions, except per share data)*	12/23/2012	12/25/2011

GAAP:
Operating revenue	$259.8	$264.1
Net (loss) income	$(17.9)	$74.2
Net (loss) income per diluted share	$(0.52)	$24.14

Non-GAAP:*
EBITDA	$8.2	$108.1
Adjusted EBITDA	$13.0	$18.9
Adjusted net loss	$(12.8)	$(14.6)
Adjusted net loss per diluted share	$(0.38)	$(4.74)
* See attached schedules for reconciliation of fourth-quarter 2012 and 2011 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 34.3 million fully diluted shares outstanding for the 2012 fourth quarter, compared with 3.1 million fully diluted shares for the 2011 period.

“Horizon Lines recorded a 6.1% decline in fourth-quarter container volume, which was partially offset by a 3.1% rise in container revenue, net of fuel surcharges, compared with the same period a year ago,” said Sam Woodward, President and Chief Executive Officer. “A volume decline in Puerto Rico drove the overall decrease in revenue and revenue loads.

“The $5.9 million decline in fourth-quarter adjusted EBITDA from a year ago was primarily due to the volume contraction, and to a lesser extent the incremental costs associated with the completion of dry-docking our three Puerto Rico vessels in China, and increased vessel operating and overhead costs related to contractual rate increases, organized labor work stoppages, and vessel incidents. These negative variances were partially offset by improved non-transportation and space charter revenue, as well as improved terminal costs.

“As previously discussed, Horizon Lines dry-docked three Puerto Rico vessels in China during the year to facilitate extensive maintenance and high-quality enhancements in the

Horizon Lines 4th Quarter 2012	Page 2 of 12

most cost-efficient manner possible. The work performed is intended to improve vessel reliability and service integrity in Puerto Rico. Incremental transit and crew costs associated with these dry-dockings negatively impacted 2012 fourth-quarter adjusted EBITDA by approximately $3.3 million and full-year adjusted EBITDA by approximately $18.2 million.”

“Additionally, fourth-quarter financial results were negatively impacted by a $4.3 million restructuring charge related to the company’s December decision to reduce sailings between Jacksonville and San Juan to once a week, and to further reduce the company’s non-union workforce,” Mr. Woodward said. “We expect the Jacksonville schedule change, combined with our decision announced last week to move the northeast service to Philadelphia, will produce lasting cost efficiencies while further improving customer service. These steps should allow Horizon Lines to strengthen the financial performance of our Puerto Rico trade lane and invest in the business over the long term.”

Fourth-Quarter 2012 Financial Highlights

Volume, Rate & Fuel Cost – Container volume for the 2012 fourth quarter totaled 56,601 revenue loads, down 6.1% from 60,279 loads for the same period a year ago. Unit revenue per container totaled $4,295 in the fourth quarter, compared with $4,147 in 2011. Unit revenue per container, net of fuel surcharges, was $3,233, up 3.1% from $3,136 a year ago. Vessel fuel costs averaged $694 per metric ton in the fourth quarter, up 3.4% from the average price of $671 per ton for the same quarter in 2011, largely due to the company’s compliance with the Environmental Protection Agency’s low-sulfur fuel requirement in Alaska.

Operating Revenue – Fourth-quarter operating revenue from continuing operations declined 1.6% to $259.8 million from $264.1 million a year ago. The factors in the $4.3 million revenue shortfall were: an $11.6 million volume contraction and an associated $0.6 million decline in fuel surcharges. These were partially offset by a $5.7 million increase in container revenue rates, a $1.1 million improvement in space charter revenue, and a $1.1 million rise in non-transportation revenue.

Operating Loss – The GAAP operating loss from continuing operations for the fourth quarter totaled $3.9 million, compared with a loss of $6.9 million a year ago. The 2012 GAAP operating loss includes charges totaling $4.9 million associated with a restructuring charge, employee severance, antitrust-related legal expenses and an equipment impairment charge. The 2011 GAAP operating loss includes $14.0 million in charges for antitrust-related legal settlements and expenses, employee severance and an equipment impairment charge, partially offset by a $2.2 million gain resulting from a reduction of the goodwill impairment charge recorded in the 2011 third quarter (see reconciliation tables for specific line-item amounts). Adjusting for these items, fourth-quarter 2012 adjusted operating income totaled $1.0 million, compared with $4.9 million a year earlier.

EBITDA – EBITDA from continuing operations totaled $8.2 million for the 2012 fourth quarter, compared with $108.1 million for the same period a year ago. Adjusted

Horizon Lines 4th Quarter 2012	Page 3 of 12

EBITDA from continuing operations for the fourth quarter of 2012 was $13.0 million, compared with $18.9 million for 2011. EBITDA and adjusted EBITDA for the 2012 and 2011 fourth quarters were impacted by the same factors affecting operating income. Additionally, 2012 adjusted EBITDA excludes $0.2 million in gains on the conversion of debt. Adjusted EBITDA for the 2011 fourth quarter excludes gains of $101.1 million related to the company’s debt refinancing transaction and marking the conversion feature in the company’s convertible debt to fair value (see reconciliation tables for specific line-item amounts).

Net Loss – On a GAAP basis, the fourth-quarter net loss from continuing operations totaled $17.9 million, or $0.52 per share on a weighted average of 34.3 million fully diluted shares outstanding. This compares with year-ago net income of $74.2 million, or $24.14 per fully diluted share, based on a weighted average of 3.1 million fully diluted shares outstanding. On an adjusted basis, the 2012 fourth-quarter net loss totaled $12.8 million, or $0.38 per share, compared with a net loss of $14.6 million, or $4.74 per share, for the 2011 fourth quarter. Adjusted net income for the 2012 and 2011 fourth quarters reflects the same items that impacted adjusted EBITDA. Additionally, adjusted net income for both periods excludes the non-cash accretion of antitrust-related legal settlements and includes the tax impact of the adjustments (see reconciliation tables for specific line-item amounts).

Full-Year Results – For the full fiscal year ended December 23, 2012, operating revenue from continuing operations increased 3.9% to $1.07 billion from $1.03 billion for fiscal 2011. EBITDA from continuing operations totaled $39.7 million compared with $60.9 million a year ago. Adjusted EBITDA for 2012 totaled $66.0 million, compared with $82.1 million a year ago. Incremental transit and crew costs associated with China dry-dockings of the company’s three Puerto Rico vessels negatively impacted 2012 adjusted EBITDA by approximately $18.2 million for the full year. Adjustments to EBITDA for 2012 and 2011 are generally due to the same factors as outlined for the quarters (see reconciliation tables for specific line-item amounts). The net loss from continuing operations for 2012 totaled $74.4 million, or $3.26 per share, based on a weighted average of 22.8 million shares outstanding. This compares with a 2011 loss from continuing operations of $53.2 million, or $36.33 per share, based on a weighted average of 1.5 million shares outstanding. The adjusted net loss from continuing operations for 2012 totaled $46.1 million, or $2.02 per share, compared with an adjusted net loss from continuing operations of $31.9 million, or $21.76 per share, for 2011.

Shares Outstanding – The company had a weighted daily average of 34.3 million basic and fully diluted shares outstanding for the fourth quarter of 2012, and 22.8 million basic and fully diluted for the full year. This compares with a weighted daily average of 2.2 million basic and 3.1 million fully diluted shares outstanding for the 2011 fourth quarter, and 1.5 million basic and fully diluted shares for the full year. Shares outstanding reflect the financial restructuring and 1-for-25 reverse stock split in the fourth quarter of 2011, a mandatory debt-for-equity exchange in the first quarter of 2012, and a further financial restructuring in the second quarter of 2012. At March 1,

Horizon Lines 4th Quarter 2012	Page 4 of 12

2013, the equivalent of 91.8 million fully diluted shares of the company’s stock were outstanding, consisting of 34.4 million shares of common stock and warrants convertible into 57.4 million shares of common stock.

Liquidity, Credit Facility Compliance & Debt Structure

The company had total liquidity of $50.6 million as of December 23, 2012, consisting of cash of $27.8 million and $22.8 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $433.8 million, consisting of: $222.8 million of 11.00% first-lien secured notes due October 15, 2016; $159.1 million of second-lien secured notes due October 15, 2016, bearing interest at 15.00%, being paid in kind with additional second-lien secured notes; $42.5 million drawn on the ABL facility, maturing October 5, 2016, and bearing interest at a weighted average of 4.06%; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $7.4 million in capital leases. The company’s weighted average interest rate for funded debt was 11.8%. Availability under the ABL credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100 million. Letters of credit issued against the ABL facility totaled $13.2 million at December 23, 2012.

Please see attached schedules for the reconciliation of fourth-quarter and full-year 2012 and 2011 reported GAAP results and Non-GAAP adjusted results.

2013 Outlook

We expect 2013 revenue container volume and rates to be slightly higher than 2012 levels, excluding the loss of revenue loads associated with the Puerto Rico service scope reduction. Revenue container rate increases are necessary to mitigate contractual and inflationary increases in expenses, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others.

We expect our 2013 vessel lease expense to be approximately $13.8 million lower than in 2012 due to the recent acquisition of three of our Jones Act-qualified vessels that were not previously owned. The lower vessel lease expense will be partially offset by approximately $8.5 million of additional interest expense in 2013 in connection with debt incurred for the acquisition of those vessels.

During 2012, we dry-docked four vessels and incurred considerable transit expenses associated with the dry-docking in Asia of the three vessels currently serving our east coast operations. Although we also intend to dry-dock four of our vessels currently serving the west coast in 2013, the expenses will be significantly lower than in 2012 due to the much shorter transit and out of service times for the west coast vessels.

We expect overhead savings associated with the reduction in our non-union workforce beyond the reductions associated with the Puerto Rico service change. These reductions will be partially offset by higher incentive-based and stock-based compensation, as well as other administrative expenses.

Horizon Lines 4th Quarter 2012	Page 5 of 12

As a result of the above, we expect 2013 financial results to significantly exceed 2012 results, with adjusted EBITDA projected between $85.0 million and $97.0 million in 2013 versus the $66.0 million in 2012.

We remain focused on continuing liquidity improvements and believe we have ample liquidity to support our business plans. We expect total liquidity during 2013 to range between a low of approximately $30.0 million following payment in April of our semi-annual cash interest and principal obligations under the First Lien Notes, to a high of approximately $60.0 million at the end of 2013.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA, free cash flow and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Date Set For Annual Meeting of Stockholders

Horizon Lines also announced that it has established a record date for its 2013 meeting of stockholders. The company’s stockholders of record at the close of business on April 8, 2013, will be entitled to receive notice of the annual meeting and to vote upon matters considered at the meeting. The annual meeting will be held at 11 a.m. local time on Thursday, June 6, 2013, in Charlotte, North Carolina. Additional information regarding the annual meeting will be provided in the company’s Notice of Annual Meeting, which is expected to be furnished to all stockholders of record in April 2013.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 14 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Horizon Lines 4th Quarter 2012	Page 6 of 12

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “anticipate,” “plan,” “targets,” “projects,” “will,” “expect,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: volatility in fuel prices; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions; the reaction of our customers and business partners to our announcements and filings, including those referred to herein; prices for our services; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; the successful start-up of any Jones-Act competitor; failure to comply with the various ownership, citizenship, crewing, and U.S. build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; and the aging of our vessels and unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our 2012 Form 10-K to be filed with the SEC on March 12, 2013, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(tables follow)

Horizon Lines 4th Quarter 2012	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	December 23, 2012	December 25, 2011
Assets
Current assets
Cash	$27,839	$21,147
Accounts receivable, net of allowance of $3,465 and $6,416 at December 23, 2012 and December 25, 2011, respectively	99,685	105,949
Materials and supplies	29,521	28,091
Deferred tax asset	4,626	10,608
Assets of discontinued operations	133	12,975
Other current assets	8,430	7,196

Total current assets	170,234	185,966
Property and equipment, net	160,050	167,145
Goodwill	198,793	198,793
Intangible assets, net	48,573	69,942
Other long-term assets	23,584	17,963

Total assets	$601,234	$639,809

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$46,584	$31,683
Current portion of long-term debt, including capital lease	3,608	6,107
Accrued vessel rent	4,902	13,652
Current liabilities of discontinued operations	859	45,313
Other accrued liabilities	86,499	97,097

Total current liabilities	142,452	193,852
Long-term debt, including capital lease, net of current portion	434,222	509,741
Deferred rent	9,081	13,553
Deferred tax liability	4,662	10,702
Liabilities of discontinued operations	-	51,293
Other long-term liabilities	27,559	26,654

Total liabilities	617,976	805,795

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	-	-
Common stock, $.01 par value, 100,000 shares authorized, 34,434 shares issued and outstanding as of December 23, 2012 and 2,421 shares issued and 2,269 shares outstanding as of December 25, 2011	954	605
Treasury stock, 152 shares at cost as of December 25, 2011	-	(78,538)
Additional paid in capital	381,445	213,135
Accumulated deficit	(397,958)	(303,260)
Accumulated other comprehensive (loss) income	(1,183)	2,072

Total stockholders’ deficiency	(16,742)	(165,986)

Total liabilities and stockholders’ deficiency	$601,234	$639,809

Horizon Lines 4th Quarter 2012	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 23, 2012	December 25, 2011	December 23, 2012	December 25, 2011
Operating revenue	$259,824	$264,084	$1,073,722	$1,026,164
Operating expense:
Vessel	83,219	80,098	347,937	311,645
Marine	52,618	50,929	208,794	194,002
Inland	46,209	46,984	186,437	179,583
Land	36,378	37,877	147,936	144,072
Rolling stock rent	9,931	10,327	41,474	40,727

Cost of services (excluding depreciation expense)	228,355	226,215	932,578	870,029
Depreciation and amortization	8,657	10,527	38,774	42,883
Amortization of vessel dry-docking	3,316	3,505	13,904	15,376
Selling, general and administrative	19,220	19,404	79,710	82,125
Restructuring charge	4,340	-	4,340	-
Goodwill impairment	-	(2,150)	-	115,356
Impairment charge	129	179	386	2,997
Legal settlements	-	12,719	-	(5,483)
Miscellaneous (income) expense, net	(280)	612	(222)	737

Total operating expense	263,737	271,011	1,069,470	1,124,020
Operating (loss) income	(3,913)	(6,927)	4,252	(97,856)
Other expense:
Interest expense, net	13,852	18,633	62,888	55,677
(Gain) loss on conversion/modification of debt	(174)	(16,650)	36,615	(16,017)
Gain on change in value of debt conversion features	(20)	(84,480)	(19,405)	(84,480)
Other expense, net	10	97	39	32

(Loss) income from continuing operations before income tax expense (benefit)	(17,581)	75,473	(75,885)	(53,068)
Income tax expense (benefit)	323	1,267	(1,482)	126

Net (loss) income from continuing operations	(17,904)	74,206	(74,403)	(53,194)
Net loss from discontinued operations	(68)	(137,769)	(20,295)	(176,223)

Net loss	$(17,972)	$(63,563)	$(94,698)	$(229,417)

Basic net (loss) income per share:
Continuing operations	$(0.52)	$34.43	$(3.26)	$(36.33)
Discontinued operations	(0.00)	(63.93)	(0.89)	(120.37)

Basic net loss per share	$(0.52)	$(29.50)	$(4.15)	$(156.70)

Diluted net (loss) income per share:
Continuing operations	$(0.52)	$24.14	$(3.26)	$(36.33)
Discontinued operations	(0.00)	(44.82)	(0.89)	(120.37)

Diluted net loss per share	$(0.52)	$(20.68)	$(4.15)	$(156.70)

Number of weighted average shares used in calculation:
Basic	34,349	2,155	22,794	1,464
Diluted	34,349	3,074	22,794	1,464

Horizon Lines 4th Quarter 2012	Page 9 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	December 23, 2012	December 25, 2011

Cash flows from operating activities:
Net loss from continuing operations	$(74,403)	$(53,194)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	21,295	22,566
Amortization of other intangible assets	17,479	20,317
Amortization of vessel dry-docking	13,904	15,376
Amortization of deferred financing costs	2,615	3,955
Goodwill impairment	-	115,356
Gain on change in value of conversion features	(19,405)	(84,480)
Impairment charge	386	2,997
Restructuring charge	4,340	-
Legal settlements	-	(5,483)
Loss (gain) on conversion/modification of debt	36,615	(16,017)
Deferred income taxes	(112)	162
Gain on equipment disposals	(832)	(935)
Stock-based compensation	2,169	758
Payment-in-kind interest expense	20,493	-
Accretion of interest on convertible notes	3,996	11,972
Accretion of interest on legal settlements	1,971	810
Changes in operating assets and liabilities:
Accounts receivable	6,200	(11,417)
Materials and supplies	(1,508)	(4,084)
Other current assets	(1,233)	3,148
Accounts payable	14,900	(7,826)
Accrued liabilities	(2,800)	(6,355)
Vessel rent	(13,223)	5,482
Vessel dry-docking payments	(18,802)	(12,547)
Accrued legal settlements	(5,500)	(8,518)
Other assets/liabilities	(222)	(3,495)

Net cash provided by (used in) operating activities from continuing operations	8,323	(11,452)
Net cash used in operating activities from discontinued operations	(25,711)	(50,588)

Cash flows from investing activities:
Purchases of property and equipment	(14,823)	(15,111)
Proceeds from the sale of property and equipment	3,407	2,274

Net cash used in investing activities from continuing operations	(11,416)	(12,837)
Net cash provided by (used in) investing activities from discontinued operations	6,000	(705)

Cash flows from financing activities:
Borrowing under ABL facility	42,500	-
Borrowing under revolving credit facility	-	104,500
Payments on revolving credit facility	-	(204,500)
Payments on long-term debt	(4,484)	(93,750)
Payments of financing costs	(6,406)	(35,644)
Payments on capital lease obligations	(2,114)	(1,628)
Proceeds from issuance of First Lien Notes	-	225,000
Proceeds from issuance of Second Lien Notes	-	100,000

Net cash provided by financing activities	29,496	93,978

Net increase in cash from continuing operations	26,403	69,689
Net decrease in cash from discontinued operations	(19,711)	(51,293)

Net increase in cash	6,692	18,396
Cash at beginning of period	21,147	2,751

Cash at end of period	$27,839	$21,147

Horizon Lines 4th Quarter 2012	Page 10 of 12

Horizon Lines, Inc.

Adjusted Operating Income Reconciliation

(in thousands)

	Quarter Ended December 23, 2012	Quarter Ended December 25, 2011	Year Ended December 23, 2012	Year Ended December 25, 2011
Operating (Loss) Income	$(3,913)	$(6,927)	$4,252	$(97,856)

Adjustments:
Restructuring Charge	4,340	-	4,340	-
Antitrust Legal Expenses	149	674	1,567	4,480
Union/Other Severance	299	424	1,812	3,470
Refinancing Costs	-	-	972	905
Goodwill Impairment	-	(2,150)	-	115,356
Impairment Charge	129	179	386	2,997
Legal Settlements	-	12,719	-	(5,483)

Total Adjustments	4,917	11,846	9,077	121,725

Adjusted Operating Income	$1,004	$4,919	$13,329	$23,869

Horizon Lines, Inc.

Adjusted Net Loss Reconciliation

(in thousands)

	Quarter Ended December 23, 2012	Quarter Ended December 25, 2011	Year Ended December 23, 2012	Year Ended December 25, 2011
Net Loss	$(17,972)	$(63,563)	$(94,698)	$(229,417)
Net Loss from Discontinued Operations	(68)	(137,769)	(20,295)	(176,223)

Net (Loss) Income from Continuing Operations	(17,904)	74,206	(74,403)	(53,194)

Adjustments:
Accretion of Legal Settlements	428	263	1,971	810
(Gain) Loss on Conversion/Modification of Debt/Other Refinancing Costs	(174)	(16,650)	37,587	(15,112)
Restructuring Charge	4,340	-	4,340	-
Antitrust Legal Expenses	149	674	1,567	4,480
Union/Other Severance	299	424	1,812	3,470
Gain on Change in Value of Debt Conversion Features	(20)	(84,480)	(19,405)	(84,480)
Goodwill Impairment	-	(2,150)	-	115,356
Impairment Charge	129	179	386	2,997
Legal Settlements	-	12,719	-	(5,483)
Tax Impact of Adjustments	-	207	-	(717)

Total Adjustments	5,151	(88,814)	28,258	21,321

Adjusted Net Loss from Continuing Operations	$(12,753)	$(14,608)	$(46,145)	$(31,873)

Horizon Lines 4th Quarter 2012	Page 11 of 12

Horizon Lines, Inc.

Adjusted Diluted Net Loss Per Share Reconciliation

	Quarter Ended December 23, 2012	Quarter Ended December 25, 2011	Year Ended December 23, 2012	Year Ended December 25, 2011
Diluted Net Loss Per Share	$(0.52)	$(20.68)	$(4.15)	$(156.70)
Diluted Net Loss Per Share from Discontinued Operations	-	(44.82)	(0.89)	(120.37)

Diluted Net (Loss) Income Per Share from Continuing Operations	(0.52)	24.14	(3.26)	(36.33)

Adjustments Per Share:
Accretion of Legal Settlements	0.01	0.09	0.08	0.55
(Gain) Loss on Conversion/Modification of Debt/Other Refinancing Costs	(0.01)	(5.42)	1.65	(10.32)
Restructuring Charge	0.13	-	0.19	-
Antitrust Legal Expenses	-	0.22	0.07	3.06
Union/Other Severance	0.01	0.14	0.08	2.37
Gain on Change in Value of Debt Conversion Features	-	(27.48)	(0.85)	(57.70)
Goodwill Impairment	-	(0.70)	-	78.80
Impairment Charge	-	0.06	0.02	2.05
Legal Settlements	-	4.14	-	(3.75)
Tax Impact of Adjustments	-	0.07	-	(0.49)

Total Adjustments	0.14	(28.88)	1.24	14.57

Adjusted Diluted Net Loss Per Share from Continuing Operations	$(0.38)	$(4.74)	$(2.02)	$(21.76)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended December 23, 2012	Quarter Ended December 25, 2011	Year Ended December 23, 2012	Year Ended December 25, 2011
Net Loss	$(17,972)	$(63,563)	$(94,698)	$(229,417)
Net Loss from Discontinued Operations	(68)	(137,769)	(20,295)	(176,223)

Net (Loss) Income from Continuing Operations	(17,904)	74,206	(74,403)	(53,194)

Interest Expense, Net	13,852	18,633	62,888	55,677
Tax Expense (Benefit)	323	1,267	(1,482)	126
Depreciation and Amortization	11,973	14,032	52,678	58,259

EBITDA	8,244	108,138	39,681	60,868
Restructuring Charge	4,340	-	4,340	-
(Gain) Loss on Conversion/Modification of Debt/Other Refinancing Costs	(174)	(16,650)	37,587	(15,112)
Antitrust Legal Expenses	149	674	1,567	4,480
Union/Other Severance	299	424	1,812	3,470
Gain on Change in Value of Debt Conversion Features	(20)	(84,480)	(19,405)	(84,480)
Goodwill Impairment	-	(2,150)	-	115,356
Impairment Charge	129	179	386	2,997
Legal Settlements	-	12,719	-	(5,483)

Adjusted EBITDA	$12,967	$18,854	$65,968	$82,096

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 4th Quarter 2012	Page 12 of 12

Horizon Lines, Inc.

2013 Projected EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2013
Net Loss	$(44,950) - (32,950)
Net Loss from Discontinued Operations	(450)

Net Loss from Continuing Operations	(44,500) - (32,500)

Interest Expense, Net	67,000
Tax Benefit	(100)
Depreciation and Amortization	54,000

EBITDA	76,400 - 88,400
Restructuring Charge	7,700
Antitrust Legal Expenses	900

Adjusted EBITDA	$85,000 - 97,000

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